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UAW-Ford Collective Bargaining Agreement Part of the Foundation for an Even Stronger Business in Years Ahead

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New agreement secures $9 billion of investments in Ford’s U.S. plants and creates or secures 8,500 U.S. hourly jobs at Ford’s U.S. manufacturing facilities; provides work force with base pay increases, bonuses and other benefits

•	In the U.S., labor cost structure standardized with domestic competitors; Ford’s U.S. labor cost increase limited to less than 1.5 percent a year, including ratification and lump sum bonuses

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Agreement maintains flexibility to optimize alternative work schedules and achieves additional daily and weekend mandatory overtime. Beyond U.S. sourcing commitments, Ford maintains flexibility to leverage its global manufacturing footprint to improve cost competitiveness for products the company may sell in North America

•	Agreement is consistent with the company’s full-year guidance for 2015

DEARBORN, Mich., Nov. 30, 2015 – The new collective bargaining agreement ratified on Friday, Nov. 20 by United Auto Workers (UAW) represented employees in the United States provides a good foundation for Ford (NYSE: F) to create an even stronger business in the years ahead.

“This agreement enables us to further strengthen our business and continue investing in manufacturing in the U.S.,” said Mark Fields, Ford president and chief executive officer. “At the same time, the agreement aligns our labor cost structure more closely with our competition and improves our manufacturing productivity and staffing flexibility.”

The terms of the new agreement provide Ford with several opportunities to improve its overall productivity, including:

•	An end to a cap on entry-level employees;

•	Improved ability to use temporary workers;

•	Use of alternative work schedules, along with additional daily and weekly mandatory overtime;

•	Flexibility to leverage Ford’s global manufacturing footprint to improve cost competitiveness for products the company may sell in North America; and

•	Maintaining the current Supplemental Unemployment Benefit agreement, which allows Ford to remain competitive in a downturn.

The new agreement also puts Ford on common footing with its domestic competitors regarding overall labor cost structure. During the four-year contract period, the agreement effectively closes the labor cost gap to General Motors and substantially narrows the gap to Fiat Chrysler Automobiles.

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Overall, including the ratification and lump sum bonuses, Ford’s U.S. labor costs will increase by less than 1.5 percent a year, which is less than the company’s present forecast of inflation over the contract period.

Ford will incur a $600 million expense this year tied to the new agreement, primarily associated with the ratification bonus. This is consistent with the company’s full-year guidance for 2015.

The company also has committed to investing $9 billion in its U.S. plants and expects to create or secure 8,500 hourly U.S. jobs in communities across Michigan, Illinois, Kentucky, Missouri, New York and Ohio. The jobs will support production of the all-new Ford Super Duty, F-150 Raptor, Lincoln Continental and several new powertrain technologies.

The agreement covers approximately 53,000 UAW-represented employees in the U.S. It builds on the 2011 Ford-UAW labor agreement, in which Ford pledged to create 12,000 new U.S. jobs. The company exceeded that commitment by adding more than 15,000 hourly jobs between 2011 and 2015 and investing $10.2 billion in the company’s U.S. plants.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, manufactures or distributes automobiles across six continents. With about 197,000 employees and 67 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit www.corporate.ford.com.

Contact:	Kelli Felker
Ford Motor Company
313.322.1790 (office) 313.205.2722 (cell) kfelker1@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.